PRICING SUPPLEMENT NO. 95-39 Dated February 2, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995          File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Morgan Stanley & Co. Incorporated purchased $100,000,000 principal amount of these Medium-Term Notes, Series H, maturing on March 5, 1997, at a principal price of $100,000,000 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  March 5, 1997        Interest Payment Period:
                                       Quarterly, except that the
Interest Rate Basis:                   initial Interest Payment Period
  LIBOR                                shall end on June 5, 1996.

Specify Other Base Rate:  N/A        Interest Reset Period:
                                       Quarterly, except that the
Index Maturity:  3-month               initial Interest Reset Period
                                       shall end on June 5, 1996.
Spread: minus 0.07%
                                     Interest Reset Dates:
Spread Multiplier: N/A                 Same as Interest Payment Dates

Maximum Interest Rate:  N/A          Settlement Date (Issue Date):
                                       February 7, 1996
Minimum Interest Rate:  N/A
                                     Calculation Agent:
Interest Payment Dates:                Chase Manhattan Bank, N.A.
  June 5, 1996
  September 5, 1996                  Optional Repayment Date(s):
  December 5, 1996                     N/A
  March 5, 1997
                                     Additional Terms:
Initial Interest Rate:                 For the purposes of the Notes
  Determined as if the Settlement      contemplated hereunder, interest
  Date was an Interest Reset Date.     payments will include interest
                                       accrued to, but excluding the
                                       Interest Payment Date.